Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of Fairfax Financial Holdings Limited (“Registration Statement”) of our report to the shareholders of the Company dated March 11, 2016 relating to the consolidated financial statements of the Company as at December 31, 2015 and 2014 and for each of the two years in the period ended December 31, 2015 and the effectiveness of internal control over financial reporting as at December 31, 2015.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

February 15, 2017